FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations, (800) 371-2819

GABLES BOARD MEMBER TO STEP DOWN

BOCA RATON, FLORIDA - January 5, 2005- Gables Residential (NYSE: GBP) (the "Company"), the 2004 NAHB Property Management Company of the Year, today announced that Dr. Mike Miles has tendered his resignation from the Board of Trustees effective immediately as a result of the growth of his real estate investment platform through Guggenheim Real Estate.  "While Mike has made a tremendous contribution to our Board and Company, both he and we are committed to avoid any actual or perceived conflicts of interest. We wish him well with his business plans and will miss his thoughtful insights," noted Chris Wheeler, Chairman of the Board.  The Company intends to start a search to fill the vacant board seat immediately.

About Gables

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods ™ ("EPN's"), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 44,070 apartment homes in 168 communities, including the 82 communities it owns with 21,548 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 9 communities with 2,122 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.